BAILARD OPPORTUNITY FUND GROUP, INC.

                        SUPPLEMENT DATED JANUARY 27, 2006
  TO PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION DATED JANUARY 27, 2006

     THE FOLLOWING INFORMATION SUPPLEMENTS THE INFORMATION CONTAINED IN THE
              PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION OF
                         BAILARD OPPORTUNITY FUND GROUP:

      The Board of Directors of Bailard Opportunity Fund Group, a Maryland corporation (the "Company"), has approved Agreements and Plans of Reorganization pursuant to which the Bailard Cognitive Value Fund, the Bailard Enhanced Growth Fund and the Bailard International Equity Fund (the "Former Funds") will, subject to the approval of stockholders of each Former Fund, transfer all of their assets and identified liabilities to three newly-established series of HighMark Funds, a Massachusetts business trust (the "Successor Funds"). Class M shares of each Successor Fund will then be distributed to the stockholders of the respective Former Funds, and the Former Funds will be liquidated and dissolved. These transactions are referred to below as the "Reorganizations." The consummation of each Reorganization is subject, among other conditions, to the approval of the stockholders of each Former Fund. The Board of Directors of the Company has called a special meeting of stockholders, to be held on March 30, 2006, to consider the Reorganizations. Proxy materials describing the Reorganizations will be mailed in advance of the meeting to stockholders of record as of February 3, 2006. If stockholders approve the Reorganizations, it is expected that the Reorganizations will be consummated on March 31, 2006, or shortly thereafter.

      If approved by stockholders, following the consummation of the Reorganizations, stockholders of the Former Funds would become stockholders of the Successor Funds. HighMark Capital Management, Inc. ("HighMark Capital") will be the investment adviser and administrator to the Successor Funds, and Bailard, Inc., the current investment adviser of the Former Funds, will be the sub-adviser to the Successor Funds. The Successor Funds will be overseen by the Trustees of HighMark Funds, will be operated in accordance with policies and procedures of HighMark Funds and will be served by the other service providers of HighMark Funds. The expenses of the Reorganizations will be borne by HighMark Capital and Bailard, Inc. HighMark Capital is a wholly-owned subsidiary of Union Bank of California, N.A. More information about HighMark Capital, the Successor Funds and the Reorganizations will be contained in the proxy materials to be used in connection with the special meeting of stockholders.

PROSPECTUS

JANUARY 27, 2006

Bailard Opportunity Fund Group, Inc.

BAILARD

COGNITIVE VALUE FUND
ENHANCED GROWTH FUND
INTERNATIONAL EQUITY FUND
BOND OPPORTUNITY FUND

950 Tower Lane, Suite 1900         As with all mutual funds, the Securities and
Foster City, CA 94404              Exchange Commission has not approved or
(800) 882-8383                     disapproved these securities, nor has it
                                   passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

BAILARD

                      BAILARD OPPORTUNITY FUND GROUP, INC.

                        SUPPLEMENT DATED JANUARY 27, 2006
  TO PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION DATED JANUARY 27, 2006

     THE FOLLOWING INFORMATION SUPPLEMENTS THE INFORMATION CONTAINED IN THE
              PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION OF
                         BAILARD OPPORTUNITY FUND GROUP:

      The Board of Directors of Bailard Opportunity Fund Group, a Maryland corporation (the "Company"), has approved Agreements and Plans of Reorganization pursuant to which the Bailard Cognitive Value Fund, the Bailard Enhanced Growth Fund and the Bailard International Equity Fund (the "Former Funds") will, subject to the approval of stockholders of each Former Fund, transfer all of their assets and identified liabilities to three newly-established series of HighMark Funds, a Massachusetts business trust (the "Successor Funds"). Class M shares of each Successor Fund will then be distributed to the stockholders of the respective Former Funds, and the Former Funds will be liquidated and dissolved. These transactions are referred to below as the "Reorganizations." The consummation of each Reorganization is subject, among other conditions, to the approval of the stockholders of each Former Fund. The Board of Directors of the Company has called a special meeting of stockholders, to be held on March 30, 2006, to consider the Reorganizations. Proxy materials describing the Reorganizations will be mailed in advance of the meeting to stockholders of record as of February 3, 2006. If stockholders approve the Reorganizations, it is expected that the Reorganizations will be consummated on March 31, 2006, or shortly thereafter.

If approved by stockholders, following the consummation of the Reorganizations, stockholders of the Former Funds would become stockholders of the Successor Funds. HighMark Capital Management, Inc. ("HighMark Capital") will be the investment adviser and administrator to the Successor Funds, and Bailard, Inc., the current investment adviser of the Former Funds, will be the sub-adviser to the Successor Funds. The Successor Funds will be overseen by the Trustees of HighMark Funds, will be operated in accordance with policies and procedures of HighMark Funds and will be served by the other service providers of HighMark Funds. The expenses of the Reorganizations will be borne by HighMark Capital and Bailard, Inc. HighMark Capital is a wholly-owned subsidiary of Union Bank of California, N.A. More information about HighMark Capital, the Successor Funds and the Reorganizations will be contained in the proxy materials to be used in connection with the special meeting of stockholders.

BAILARD

     COGNITIVE VALUE FUND
     ENHANCED GROWTH FUND
     INTERNATIONAL EQUITY FUND
     BOND OPPORTUNITY FUND

--------------------------------------------------------------------------------

TABLE OF CONTENTS

Bailard Cognitive Value Fund ("Value Fund")                                   2

Bailard Enhanced Growth Fund ("Growth Fund")                                  6

Bailard International Equity Fund ("Equity Fund")                            10

Bailard Bond Opportunity Fund ("Bond Fund")                                  14

Additional Information about the Funds' Investment Strategies and Risks      18

Fund Management                                                              23

Pricing of Fund Shares                                                       24

How to Purchase Shares                                                       25

How to Sell Shares                                                           26

Exchanging Shares                                                            27

Frequent Purchases, Redemptions and Exchanges                                27

Statements                                                                   28

Distributions                                                                28

Taxes                                                                        28

Financial Highlights                                                         30

BAILARD
COGNITIVE VALUE FUND ("VALUE FUND")

INVESTMENT OBJECTIVE: The Value Fund seeks long-term appreciation of capital through investment in value-oriented small capitalization stocks.

--------------------------------------------------------------------------------

PRINCIPAL INVESTMENT STRATEGIES

The Value Fund invests its assets primarily in common and preferred stocks of small capitalization value companies similar to those found in the S&P SmallCap 600/Citigroup Value Index (formerly known as the S&P SmallCap 600/Barra Value Index). The Adviser seeks to add value to the Value Fund's portfolio through stock selection while maintaining an appropriate risk profile relative to the S&P SmallCap 600/Citigroup Value Index. The Adviser will use both quantitative and qualitative techniques to identify stocks it believes are currently undervalued by the market. Criteria that the Adviser may consider in determining stock selection include: low relative valuation, earnings predictability, earnings estimate revision, high profile negative news, market volatility and aberrant price movement. Since these factors have a varying influence on the performance of stock prices, the Adviser evaluates the relative importance of each factor on a regular basis to determine the attractiveness of a particular security.

The Adviser will employ Behavioral Finance techniques in an attempt to capitalize on investors' behavioral biases and mental errors that can result in securities being mispriced. Behavioral Finance is the study of why people do not always behave in an economically rational manner. Economic irrationality typically arises from investors maximizing personal benefit (not wealth), emotional investing, heuristic biases (or "rule of thumb" biases), and cognitive errors. The Adviser will attempt to exploit investors' biases and errors that it believes to be recurring and predictable, and to minimize its own susceptibility to these same biases and errors.

An example of applying Behavioral Finance techniques to the Value Fund's investment process is when investors over-emphasize recent, vivid events. The term used to describe this error is Availability Bias. Investors often oversell stocks of companies that are faced with a highly publicized negative event, such as a product tampering recall, a lawsuit, or a government investigation. While news of this type is bad, it often has a smaller impact on a company's earnings than is initially feared. As time passes, if investors' initial worst fears do not materialize, the stock is likely to trade back into a more normal relationship to its earnings stream. The Value Fund will attempt to exploit Availability Bias errors by comparing the stock of a company facing current negative publicity with others that have faced similar situations in the past. A worst-case scenario and likely corresponding stock price will be projected, and compared to the stock's current market price. If the comparison is favorable, the stock may be purchased.

The Value Fund may invest up to 25% of its assets in U.S. dollar-denominated stocks and bonds of foreign companies.

The Value Fund also may invest in the following:

      o HEDGING INSTRUMENTS, such as options, futures and certain other derivative instruments, to manage investment risk or to serve as a substitute for underlying securities positions.

      o EXCHANGE TRADED FUNDS, commonly called "ETFs," to provide diversified exposure to the small cap value markets and sectors.

FOR MORE INFORMATION ABOUT THE VALUE FUND'S INVESTMENT PRACTICES, PLEASE SEE THE SECTION TITLED "ADDITIONAL INFORMATION ABOUT THE FUNDS' INVESTMENT STRATEGIES AND RISKS."

DETERMINING IF THE VALUE FUND IS RIGHT FOR YOU

An investment in the Value Fund provides a specialized vehicle for longer-term investors seeking exposure to small capitalization, value stocks. It is not a balanced investment program. The Value Fund is best suited for investors who can accept the above average risk inherent in investing in small capitalization companies.

PRINCIPAL RISKS

All Value Fund investments are subject to some degree of risk that will affect the value of the Value Fund's assets and may result in a loss of some or all of your money. The Value Fund's principal risks are:

      o MARKET RISK, the risk that the market value of the Value Fund's investments will fluctuate as the stock and bond markets fluctuate. Small capitalization value stocks in general can be volatile and subject to greater price swings, up and down, than the general marketplace.

      o SMALL CAPITALIZATION COMPANY RISK, the risk associated with investing in small companies. These risks include small size, limited financial resources and operating history, dependence on a limited number of products, markets, and geographic areas, and lack of management depth.

      o INDUSTRY/SECTOR RISK, the risk involved with excessive exposure to any one industry or sector. Because the Value Fund's investment universe is comprised of securities whose characteristics are similar to those found in the S&P SmallCap 600/Citigroup Value Index, the Value Fund may have a heavy weighting in one or more industries or sectors with low price-to-book and price-to-earnings ratios, such as consumer cyclicals.

      o INTEREST RATE RISK, the risk that changes in interest rates will affect stock prices. The Value Fund plans to invest in market sectors that are considered interest rate sensitive, such as the finance sector. Changes in interest rates may affect the earnings of companies in these sectors, resulting in share price volatility greater than that experienced by the overall stock market.

      o NON-DIVERSIFICATION RISK, the risk that, as a "non-diversified" fund under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Value Fund may hold more concentrated positions in individual issuers than diversified mutual funds, and thereby have greater exposure to risks associated with an individual issuer.

      o ILLIQUIDITY RISK, the risk of not being able to sell a security in a timely fashion, or without severe market impact. A portion of the Value Fund's holdings may be in thinly traded securities. The number of shares the Value Fund holds in a thinly traded security may exceed the average daily trading volume of that security. In the event of a negative event that results in the Value Fund wishing to sell the security, it may be difficult or impossible to do so quickly, or at the current trading price.

      o INVESTMENT STYLE RISK, the risk that behavioral and value investment techniques may fall out of favor. The relative performance of investing styles has historically proven to be cyclical, with no single investment style outperforming all the time. In the future, there may be periods where other styles of investing outperform behavioral and value investment styles.

      o VOLATILITY OF ASSET SIZE RISK, the risk that, since substantially all of the Value Fund's stockholders are clients of the Adviser, the total assets of the Value Fund may fluctuate significantly whenever the Adviser increases or decreases its clients' allocation to the Value Fund.

PAST PERFORMANCE

The following Annual Total Returns information shows some of the risk of investing in the Value Fund by illustrating how Value Fund returns have varied from year to year and by comparing the Value Fund's performance with a broad measure of market performance.

               ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31

  [THE FOLLOWING TABLE WAS REPESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                           2002    2003    2004    2005
                           ----    ----    ----    ----
                         -16.04%  39.87%  16.66%  5.78%

--------------------------------------------------------------------------------
                                          Quarter Ended             Total Return
--------------------------------------------------------------------------------
Best Quarter, 2002-2005                     6/30/2003                  21.25%
--------------------------------------------------------------------------------
Worst Quarter, 2002-2005                    9/30/2002                 -24.05%
================================================================================

The following Average Annual Total Returns table compares the Value Fund's performance to the S&P SmallCap 600/Citigroup Value Index.

AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2005

                                                        1 Year  Since Inception*
--------------------------------------------------------------------------------
Return Before Taxes                                      5.78%       9.43%
--------------------------------------------------------------------------------
Return After Taxes on Distributions                      2.85%       8.40%
--------------------------------------------------------------------------------
Return After Taxes on Distributions
  and Sale of Fund Shares                                5.65%       7.95%
--------------------------------------------------------------------------------
S&P SmallCap 600/Citigroup Value Index
  (reflects no deduction for fees, expenses, or taxes)
  (formerly known as S&P SmallCap 600/Barra
   Value Index)**                                        6.25%      11.58%
================================================================================

THE VALUE FUND'S RETURNS REFLECT THE AVERAGE ANNUAL COMPOUNDED RETURN OVER THE PERIOD INDICATED THAT WOULD EQUATE AN INITIAL AMOUNT INVESTED IN SHARES OF THE VALUE FUND TO THE ENDING REDEEMABLE VALUE OF SUCH SHARES, ASSUMING THAT ALL DIVIDENDS AND DISTRIBUTIONS BY THE VALUE FUND WERE REINVESTED AT NET ASSET VALUE. THE PERFORMANCE DATA QUOTED REPRESENTS PAST PERFORMANCE, AND THE INVESTMENT RETURN AND PRINCIPAL VALUE OF AN INVESTMENT IN THE VALUE FUND WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

*     THE VALUE FUND'S INCEPTION DATE WAS MAY 30, 2001.

** THE S&P SMALLCAP 600/BARRA VALUE INDEX WAS CHANGED TO THE S&P SMALLCAP 600/CITIGROUP VALUE INDEX ON DECEMBER 16, 2005.

The after-tax return figures are calculated using the highest individual federal income tax rates in effect at the time of each distribution. They do not reflect the impact of state and local taxes. Your after-tax return will depend upon your individual tax situation and may differ from the figures shown here. The after-tax return information does not apply to tax-deferred accounts (such as IRAs) because these accounts are not subject to current taxes.

The S&P SmallCap 600/Citigroup Value Index is a commonly used index that measures the performance of a selection of stocks from the S&P SmallCap 600 Index (which is composed of 600 U.S. stocks with market capitalizations of $300 million to $1 billion that meet certain investability and financial viability standards) that meet certain value criteria as determined by Standard & Poor's Corporation and Citigroup.

PAST PERFORMANCE (BEFORE AND AFTER TAXES) IS NO GUARANTEE OF FUTURE RESULTS.

FEES AND EXPENSES

The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Value Fund:

--------------------------------------------------------------------------------
STOCKHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)

--------------------------------------------------------------------------------
Maximum Sales Load Imposed on Purchases                                     None
--------------------------------------------------------------------------------
Maximum Sales Load Imposed on Reinvested Dividends
  (and other Distributions)                                                 None
--------------------------------------------------------------------------------
Maximum Deferred Sales Load                                                 None
--------------------------------------------------------------------------------
Redemption Fee                                                              None
--------------------------------------------------------------------------------
Exchange Fee                                                                None
================================================================================

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (EXPENSES DEDUCTED FROM THE VALUE FUND'S ASSETS)

--------------------------------------------------------------------------------
Management Fees                                                            0.75%
--------------------------------------------------------------------------------
Distribution and Service (12b-1) Fees                                      None
--------------------------------------------------------------------------------
Other Expenses                                                             0.34%
--------------------------------------------------------------------------======
Total Fund Operating Expenses                                              1.09%
================================================================================
EXAMPLE

The example below is intended to help you compare the cost of investing in the Value Fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the Value Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Value Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on the above assumptions, your costs would be:

--------------------------------------------------------------------------------
                                           1 year   3 years   5 years   10 years
--------------------------------------------------------------------------------
                                           $  114   $   357   $   618   $  1,365
================================================================================

BAILARD
ENHANCED GROWTH FUND ("GROWTH FUND")

INVESTMENT OBJECTIVE: The Growth Fund seeks long-term appreciation of capital through investment in stocks with high growth potential.

--------------------------------------------------------------------------------

PRINCIPAL INVESTMENT STRATEGIES

The Growth Fund invests primarily in common and preferred securities of growth companies located in the U.S. and abroad whose risk and potential return profile is expected to compare favorably to the profile of the NASDAQ 100 Index. Currently, companies representing the various technology industries make up the largest percentage of issuers in the NASDAQ 100 Index. The Growth Fund may purchase stocks of companies across all sectors except for finance. The Growth Fund may also invest up to 25% of its assets in U.S. dollar-denominated stocks and bonds of foreign companies.

Using a combination of qualitative and quantitative techniques, the Growth Fund will seek to identify and invest in companies that offer superior sales and earnings growth potential relative to the average company in the NASDAQ 100 Index. Additionally, the Growth Fund will attempt to identify and invest in those companies that are not yet part of the NASDAQ 100 Index but have the potential to be added to the Index. The Adviser will seek to add value to the Growth Fund's portfolio through stock selection while maintaining an appropriate risk profile relative to the NASDAQ 100. Valuation, earnings growth and earnings expectations are the primary factors used in determining stock selection. Since these factors have a varying influence on the performance of stock prices, the Adviser evaluates the relative importance of each factor on a regular basis to determine the attractiveness of a particular security.

The Growth Fund may also invest opportunistically in securities that do not fit the profile of the NASDAQ 100 Index, such as initial public offerings, also called IPOs, and in securities of new public companies that have had their IPO within the prior six months. In choosing these companies, the Growth Fund will utilize both public and private information sources to identify attractive candidates. The Growth Fund will look to invest in opportunities to penetrate new and existing markets, and will evaluate the scope of business of the company as well as its management experience and exit strategy.

The Growth Fund may also invest in hedging instruments, such as options, futures and certain other derivative instruments, to manage investment risk or to serve as a substitute for underlying securities positions.

FOR MORE INFORMATION ABOUT THE GROWTH FUND'S INVESTMENT PRACTICES, PLEASE SEE THE SECTION TITLED "ADDITIONAL INFORMATION ABOUT THE FUNDS' INVESTMENT STRATEGIES AND RISKS."

DETERMINING IF THE GROWTH FUND IS RIGHT FOR YOU

An investment in the Growth Fund provides a specialized vehicle for longer-term investors seeking to add aggressive growth stocks to their portfolio. It is not a balanced investment program. The Growth Fund is best suited for investors who can accept the above average risk generally associated with aggressive growth stocks that have higher return potential.

PRINCIPAL RISKS

All Growth Fund investments are subject to some degree of risk that will affect the value of the Growth Fund's assets and may result in a loss of some or all of your money. The Growth Fund's principal risks are:

o MARKET RISK, the risk that the market value of the Growth Fund's investments will fluctuate as the stock and bond markets fluctuate. Growth stocks and new public companies in general are particularly volatile and subject to greater price swings, up and down, than the general marketplace. They are also affected to a greater extent by swings in interest rates.

o INDUSTRY/SECTOR RISK, the risk associated with excessive exposure to any one industry or sector. Because the Growth Fund's investment universe is comprised of securities whose characteristics track those of the NASDAQ 100, the Growth Fund may have a heavy weighting in one or more industries or sectors, including the technology sector.

o NON-DIVERSIFICATION RISK, the risk that, as a "non-diversified" fund under the Investment Company Act, the Growth Fund may hold more concentrated positions in individual issuers than diversified mutual funds, and thereby have greater exposure to risks associated with an individual issuer.

o NEW PUBLIC COMPANY RISK, the risks associated with investing in new public companies. These risks include small size, limited financial resources and operating history, dependence on a limited number of products and markets, and lack of management depth.

o ILLIQUIDITY RISK, the risk of not being able to sell a security in a timely fashion or without severe market impact. A portion of the Growth Fund's holdings may be in thinly traded securities. The number of shares the Growth Fund holds in a thinly traded security may exceed the average daily trading volume of that security. In the event of a negative event that results in the Growth Fund wishing to sell the security, it may be difficult or impossible to do so quickly, or at the current trading price.

o VOLATILITY OF ASSET SIZE RISK, the risk that, since substantially all of the Growth Fund's stockholders are clients of the Adviser, the total assets of the Growth Fund may fluctuate significantly whenever the Adviser increases or decreases its clients' allocation to the Growth Fund.

PAST PERFORMANCE

The following Annual Total Returns information shows some of the risk of investing in the Growth Fund by illustrating how Growth Fund returns have varied from year to year and by comparing the Growth Fund's performance with a broad measure of market performance.

               ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                     2002         2003       2004       2005
                     ----         ----       ----       ----
                    -35.51%      46.36%      9.19%      0.90%

--------------------------------------------------------------------------------
                                                  Quarter Ended     Total Return
--------------------------------------------------------------------------------
Best Quarter, 2002-2005                             12/31/2002          17.29%
--------------------------------------------------------------------------------
Worst Quarter, 2002-2005                             6/30/2002         -26.41%
================================================================================

The following Average Annual Total Returns table compares the Growth Fund's performance to the NASDAQ 100 Index.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2005

                                                       1 Year   Since Inception*
--------------------------------------------------------------------------------
Return Before Taxes                                     0.90%        -2.09%
--------------------------------------------------------------------------------
Return After Taxes on Distributions                     0.90%        -2.15%
--------------------------------------------------------------------------------
Return After Taxes on Distributions and Sale
   of Fund Shares                                       0.58%        -1.80%
--------------------------------------------------------------------------------
NASDAQ 100 Index (reflects no deduction for fees,
   expenses, or taxes)                                  1.90%        -1.47%
================================================================================

THE GROWTH FUND'S RETURNS REFLECT THE AVERAGE ANNUAL COMPOUNDED RETURN OVER THE PERIOD INDICATED THAT WOULD EQUATE AN INITIAL AMOUNT INVESTED IN SHARES OF THE GROWTH FUND TO THE ENDING REDEEMABLE VALUE OF SUCH SHARES, ASSUMING THAT ALL DIVIDENDS AND DISTRIBUTIONS BY THE GROWTH FUND WERE REINVESTED AT NET ASSET VALUE. THE PERFORMANCE DATA QUOTED REPRESENTS PAST PERFORMANCE, AND THE INVESTMENT RETURN AND PRINCIPAL VALUE OF AN INVESTMENT IN THE GROWTH FUND WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

*     THE GROWTH FUND'S INCEPTION DATE WAS MAY 30, 2001.

The after-tax return figures are calculated using the highest individual federal income tax rates in effect at the time of each distribution. They do not reflect the impact of state and local taxes. If the Growth Fund incurs a loss, which generates a tax benefit, the post-sale after-tax return may exceed the Growth Fund's other return figures. Your after-tax return will depend upon your individual tax situation and may differ from the figures shown here. The after-tax return information does not apply to tax-deferred accounts (such as IRAs) because these accounts are not subject to current taxes.

The NASDAQ 100 Index is a commonly used, modified capitalization-weighted index that measures the performance of the 100 largest non-financial stocks listed on the National Market tier of the NASDAQ Stock Market, Inc.

PAST PERFORMANCE (BEFORE AND AFTER TAXES) IS NO GUARANTEE OF FUTURE RESULTS.

FEES AND EXPENSES

The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Growth Fund:

--------------------------------------------------------------------------------
STOCKHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)

--------------------------------------------------------------------------------
Maximum Sales Load Imposed on Purchases                                     None
--------------------------------------------------------------------------------
Maximum Sales Load Imposed on Reinvested Dividends
   (and other Distributions)                                                None
--------------------------------------------------------------------------------
Maximum Deferred Sales Load                                                 None
--------------------------------------------------------------------------------
Redemption Fee                                                              None
--------------------------------------------------------------------------------
Exchange Fee                                                                None
================================================================================


--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (EXPENSES DEDUCTED FROM THE GROWTH FUND'S ASSETS)

--------------------------------------------------------------------------------
Management Fees                                                            0.75%
--------------------------------------------------------------------------------
Distribution and Service (12b-1) Fees                                      None
--------------------------------------------------------------------------------
Other Expenses                                                             0.25%
---------------------------------------------------------------------------=====
Total Fund Operating Expenses                                              1.00%
================================================================================

EXAMPLE

The example below is intended to help you compare the cost of investing in the Growth Fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the Growth Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Growth Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on the above assumptions, your costs would be:

--------------------------------------------------------------------------------
                                           1 year   3 years   5 years   10 years
--------------------------------------------------------------------------------
                                           $  105   $   328   $   568   $  1,258
================================================================================

THIS PAGE INTENTIONALLY LEFT BLANK.

BAILARD
INTERNATIONAL EQUITY FUND ("EQUITY FUND")

INVESTMENT OBJECTIVE: The Equity Fund seeks long-term growth of capital through investments in international stocks. Although income is a factor in portfolio selection, the Equity Fund will seek income only when consistent with its primary objective of capital appreciation.

--------------------------------------------------------------------------------

PRINCIPAL INVESTMENT STRATEGIES

The Equity Fund invests primarily in the equity securities of issuers located in developed and, to a lesser extent, emerging market countries around the world. It will normally invest in established companies in Europe, the United Kingdom, Japan, Asia, Australia and Canada, among other areas. The Equity Fund's holdings are spread across multiple industries and geographic regions.

The Adviser employs a disciplined, quantitative approach that focuses first on country selection and then on sector and stock selection within individual countries. The Adviser considers such factors as relative valuations, fundamental economic conditions, risk and the global investing environment. These factors are dynamically weighted to ascertain the relative attractiveness of different countries, sectors and companies. The Adviser will generally overweight those countries, sectors and companies that appear to be the most attractive and underweight those countries, sectors and companies that appear to be the least attractive.

The Equity Fund invests in:

o EQUITY SECURITIES, such as common and preferred stocks of foreign issuers. The Equity Fund may also invest in the equity securities of U.S. companies whose assets or operations are primarily located outside of the U.S. Ordinarily, the Equity Fund will invest at least 65% of its assets in the equity securities of at least three countries other than the U.S.

o HEDGING INSTRUMENTS, such as foreign currency forward contracts, options, futures and certain other derivative instruments, to manage investment risks or to serve as a substitute for underlying securities or currency positions.

o EXCHANGE-TRADED FUNDS, commonly called "ETFs," to provide diversified exposure to different international markets and sectors.

The Equity Fund has adopted a policy to invest, under normal circumstances, at least 80% of its net assets in equity securities. This policy may be changed only after at least 60 days' prior notice to stockholders.

FOR MORE INFORMATION ABOUT THE EQUITY FUND'S INVESTMENT PRACTICES, PLEASE SEE THE SECTION TITLED "ADDITIONAL INFORMATION ABOUT THE FUNDS' INVESTMENT STRATEGIES AND RISKS."

DETERMINING IF THE EQUITY FUND IS RIGHT FOR YOU

An investment in the Equity Fund provides a specialized vehicle for longer-term investors seeking to add international stocks to their investment portfolio. It is not a balanced investment program. International stocks typically offer more opportunities and more risks than U.S. stocks. They allow investors to participate in any future growth and development of the world's foreign equity markets. They can also provide important diversification benefits for U.S. investors.

PRINCIPAL RISKS

All Equity Fund investments are subject to some degree of risk that will affect the value of the Equity Fund's assets and may result in a loss of some or all of your money. The Equity Fund's principal risks are:

o MARKET RISK, the risk that the market value of the Equity Fund's investments will fluctuate as the global stock markets fluctuate.

o FOREIGN COUNTRY AND CURRENCY RISKS, the risks that accompany investing in foreign issuers, which may include political, social and economic instability, regulatory differences between the U.S. and foreign markets, less liquidity and the risk that a decline in the value of foreign currencies relative to the U.S. dollar will reduce the value of securities denominated in those currencies.

o EMERGING MARKET RISK, the risks that accompany investing in securities of issuers located in emerging market countries.

o NON-DIVERSIFICATION RISK, the risk that, as a "non-diversified" fund under the Investment Company Act, the Equity Fund may hold more concentrated positions in certain investments than diversified mutual funds, and thereby have greater exposure to risks associated with an individual issuer.

o VOLATILITY OF ASSET SIZE RISK, the risk that, since substantially all of the Equity Fund's stockholders are clients of the Adviser, the total assets of the Equity Fund may fluctuate significantly whenever the Adviser increases or decreases its clients' allocation to the Equity Fund.

PAST PERFORMANCE

The following Annual Total Returns information shows some of the risk of investing in the Equity Fund by illustrating how Equity Fund returns have varied from year to year over the past ten years and by comparing the Equity Fund's performance with a broad measure of market performance.

ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31

 1996    1997    1998     1999      2000     2001      2002      2003     2004    2005
 ----    ----    ----     ----      ----     ----      ----      ----     ----    ----
9.59%   9.96%   12.01%   32.41%   -19.23%   -21.50%   -12.71%   43.85%   19.70%   20.68%

--------------------------------------------------------------------------------
                                        Quarter Ended               Total Return
--------------------------------------------------------------------------------
Best Quarter, 1996-2005                  12/31/1999                    24.34%
--------------------------------------------------------------------------------
Worst Quarter, 1996-2005                  9/30/1998                   -18.57%
================================================================================

The following Average Annual Total Returns table compares the Equity Fund's performance to the MSCI All-Country World Free ex-U.S. Index.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2005

                                                    1 Year    5 Years   10 Years
--------------------------------------------------------------------------------
Return Before Taxes                                 20.68%      7.32%      7.47%
--------------------------------------------------------------------------------
Return After Taxes on Distributions                 19.48%      6.94%      6.28%
--------------------------------------------------------------------------------
Return After Taxes on Distributions
   and Sale of Fund Shares                          14.01%      6.14%      5.93%
--------------------------------------------------------------------------------
MSCI All Country World Free ex-U.S. Index
   (reflects no deduction for fees,
   expenses, or taxes)                              17.11%      6.66%      6.70%
================================================================================

THE EQUITY FUND'S RETURNS REFLECT THE AVERAGE ANNUAL COMPOUNDED RETURN OVER THE PERIOD INDICATED THAT WOULD EQUATE AN INITIAL AMOUNT INVESTED IN SHARES OF THE EQUITY FUND TO THE ENDING REDEEMABLE VALUE OF SUCH SHARES, ASSUMING THAT ALL DIVIDENDS AND DISTRIBUTIONS BY THE EQUITY FUND WERE REINVESTED AT NET ASSET VALUE. THE PERFORMANCE DATA QUOTED REPRESENTS PAST PERFORMANCE, AND THE INVESTMENT RETURN AND PRINCIPAL VALUE OF AN INVESTMENT IN THE EQUITY FUND WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The after-tax return figures are calculated using the highest individual federal income tax rates in effect at the time of each distribution. They do not reflect the impact of state and local taxes. Your after-tax return will depend upon your individual tax situation and may differ from the figures shown here. The after-tax return information does not apply to tax-deferred accounts (such as IRAs) because these accounts are not subject to current taxes.

The MSCI All Country World Free ex-U.S. Index is a commonly used index that measures the performance of equities available to foreign investors in 48 developed and emerging market countries outside of the United States. The returns for this index are given in U.S. dollar terms, gross of withholding taxes on foreign income. The Adviser does not currently use an index internally to evaluate the performance of the Equity Fund. Instead, a dynamic subset of Morningstar's universe of large cap blended value/growth international stock mutual funds is used for performance comparison purposes.

PAST PERFORMANCE (BEFORE AND AFTER TAXES) IS NO GUARANTEE OF FUTURE RESULTS.

FEES AND EXPENSES

The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Equity Fund:

--------------------------------------------------------------------------------
STOCKHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)

--------------------------------------------------------------------------------
Maximum Sales Load Imposed on Purchases                                     None
--------------------------------------------------------------------------------
Maximum Sales Load Imposed on Reinvested Dividends
   (and other Distributions)                                                None
--------------------------------------------------------------------------------
Maximum Deferred Sales Load                                                 None
--------------------------------------------------------------------------------
Redemption Fees (as a percentage of amount redeemed)                         2%*
--------------------------------------------------------------------------------
Exchange Fees (as a percentage of amount redeemed)                           2%*
================================================================================

* ON SHARES SOLD OR EXCHANGED WITHIN 31 DAYS AFTER PURCHASE (EXCLUDING DIVIDEND REINVESTMENTS AND 401(k) AND 403(b) ACCOUNTS). ALL FEES ARE PAID DIRECTLY TO THE EQUITY FUND.

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (EXPENSES DEDUCTED FROM THE EQUITY FUND'S ASSETS)

--------------------------------------------------------------------------------
Management Fees                                                            0.95%
--------------------------------------------------------------------------------
Distribution and Service (12b-1) Fees                                      None
--------------------------------------------------------------------------------
Other Expenses                                                             0.50%
---------------------------------------------------------------------------=====
Total Fund Operating Expenses                                              1.45%
================================================================================

EXAMPLE

The example below is intended to help you compare the cost of investing in the Equity Fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the Equity Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Equity Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on the above assumptions, your costs would be:

--------------------------------------------------------------------------------
                                           1 year   3 years   5 years   10 years
--------------------------------------------------------------------------------
                                           $  152   $   473   $   816   $  1,784
================================================================================

BAILARD
BOND OPPORTUNITY FUND ("BOND FUND")

INVESTMENT OBJECTIVE: The Bond Fund seeks total return, from income and long-term growth of capital, by investing primarily in U.S. dollar-denominated debt securities, with a secondary emphasis on non-U.S. dollar-denominated debt securities.

--------------------------------------------------------------------------------

PRINCIPAL INVESTMENT STRATEGIES

The Bond Fund may invest up to 100% of its assets in U.S. dollar-denominated debt securities. The Bond Fund may also invest up to 50% of its assets in debt securities denominated in currencies of developed countries around the world, including Europe, the United Kingdom, the Far East, Canada, Australia, and to a lesser extent emerging markets.

The Adviser employs a disciplined top-down approach that focuses first on sector selection (for example, agencies, corporates and sovereign debt), and then on bond selection within those sectors. The Adviser overweights sectors based on their relative value to other sectors on a historical and fundamental basis. It uses a value oriented approach combined with rigorous market environment analysis and relative momentum strategies. Ideally, it is looking for significantly undervalued situations in the credit markets, where the market environment is expected to be conducive to value recognition and where the price action in the market is positive. The Adviser generally overweights countries whose bond markets have high relative yield spreads to U.S. Treasuries. Foreign bond investment will focus primarily on yield and secondarily on currency appreciation. The Adviser seeks to control risk by investing primarily in investment grade bonds and by closely monitoring the interest rate sensitivity of the Bond Fund's investments. The Adviser also intends to hedge the Bond Fund's foreign currency exposure to help manage the risk of currency fluctuations.

The Bond Fund invests in:

o FIXED-INCOME OBLIGATIONS, such as bonds, notes, bills and other debt securities or obligations, of U.S. and foreign governments, agencies and corporations, including mortgage-backed securities. The Bond Fund's foreign investments include securities issued by entities in both developed and emerging market countries. The Bond Fund also may invest in debt securities issued by supra-national entities. The average maturity of the debt securities in the Bond Fund's portfolio will vary depending on the Adviser's interest rate forecasts.

o HEDGING INSTRUMENTS, such as foreign currency forward contracts, options, futures and certain other derivative instruments, to manage investment risk or to serve as a substitute for underlying securities or currency positions.

o EXCHANGE-TRADED FUNDS, commonly called "ETFs," to provide diversified exposure to different domestic and international debt markets.

The Bond Fund has adopted a policy to invest, under normal circumstances, at least 80% of its net assets in bonds and other fixed-income obligations. This policy may be changed only after at least 60 days' prior notice to stockholders.

FOR MORE INFORMATION ABOUT THE BOND FUND'S INVESTMENT PRACTICES, PLEASE SEE THE SECTION TITLED "ADDITIONAL INFORMATION ABOUT THE FUNDS' INVESTMENT STRATEGIES AND RISKS."

DETERMINING IF THE BOND FUND IS RIGHT FOR YOU

An investment in the Bond Fund provides a vehicle for longer-term investors seeking to add bond exposure to their investment portfolios. The Bond Fund may be appropriate for investors seeking a core U.S. bond portfolio that also invests opportunistically in international bonds. It is not a balanced investment program.

PRINCIPAL RISKS

All Bond Fund investments are subject to some degree of risk that will affect the value of the Bond Fund's assets and may result in a loss of some or all of your money. The Bond Fund's principal risks are::

o MARKET RISK, the risk that the market value of the Bond Fund's investments will fluctuate as the global bond and equity markets fluctuate.

o INTEREST RATE RISK, the risk that changes in interest rates will affect bond prices. Generally, an increase in interest rates will cause the value of fixed-rate securities to fall, while a decline in interest rates will cause an increase in the value of these securities. Related to interest rate risk is prepayment risk. As interest rates decline, principal can be repaid sooner than anticipated. That money will have to be reinvested at the lower prevailing interest rates.

o CREDIT RISK, the risk that the issuer of a security will default on its financial obligations. This risk is enhanced to the extent the Bond Fund invests in lower rated securities. Certain types of U.S. government securities are subject to varying degrees of credit risk because they are not funded by congressional appropriations and the debt issued by these entities is neither guaranteed nor insured by the U.S. government.

o FOREIGN COUNTRY AND CURRENCY RISKS, the risks that accompany investing in foreign issuers, which may include, political, social and economic instability, regulatory differences between the U.S. and foreign markets, less liquidity and the risk that a decline in the value of foreign currencies relative to the U.S. dollar will reduce the value of securities denominated in those currencies.

o MORTGAGE RISK, the additional risks associated with investing in mortgage-backed securities. These securities may exhibit greater volatility in periods in which interest rates are rising, may experience prepayment risk in periods when interest rates are falling and, in some cases, may have leverage features that increase their sensitivity to changes in interest rates.

o NON-DIVERSIFICATION RISK, the risk that, as a "non-diversified" fund under the Investment Company Act, the Bond Fund may hold more concentrated positions in certain investments than diversified mutual funds, and thereby have greater exposure to risks associated with an individual issuer.

o VOLATILITY OF ASSET SIZE RISK, the risk that, since substantially all of the Bond Fund's stockholders are clients of the Adviser, the total assets of the Bond Fund may fluctuate significantly whenever the Adviser increases or decreases its clients' allocation to bonds.

PAST PERFORMANCE

On December 19, 2000, the Bond Fund changed its investment strategy from investing substantially all its assets in international bonds to investing primarily in U.S. dollar-denominated debt securities, with a secondary emphasis on non-U.S. dollar-denominated debt securities. At the same time, the Bond Fund permitted investment in certain types of securities with more speculative characteristics (such as lower rated debt, convertible bonds, preferred stock and Rule 144A securities) and reduced its advisory fee from 0.75% to 0.60% of assets. As a result, the performance information provided below for periods prior to December 19, 2000 reflects the performance of an investment portfolio that is materially different from the current investment portfolio of the Bond Fund.

The following Annual Total Returns information shows some of the risk of investing in the Bond Fund by illustrating how Fund returns have varied from year to year over the last ten years and by comparing the Bond Fund's performance with several broad measures of market performance.

               ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

1996    1997     1998     1999    2000    2001    2002    2003    2004    2005
----    ----     ----     ----    ----    ----    ----    ----    ----    ----
8.45%   2.60%   11.53%   -4.70%   1.37%   6.29%   8.08%   3.78%   3.58%   1.55%

--------------------------------------------------------------------------------
                                        Quarter Ended               Total Return
--------------------------------------------------------------------------------
  Best Quarter, 1996-2005                   9/30/1998                    5.95%
--------------------------------------------------------------------------------
  Worst Quarter, 1996-2005                  6/30/1999                   -2.76%
================================================================================

  The following Average Annual Total Returns table compares the Bond Fund's performance to two bond indices.

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2005

                                                   1 Year    5 Years    10 Years
--------------------------------------------------------------------------------
  Return Before Taxes                                 1.55%     4.63%      4.16%
--------------------------------------------------------------------------------
  Return After Taxes on Distributions                -0.76%     3.45%      2.05%
--------------------------------------------------------------------------------
  Return After Taxes on Distributions and Sale of
  Fund Shares                                       1.01%     3.27%      2.21%
--------------------------------------------------------------------------------
  Merrill Lynch Corporate/Government Master Bond
  Index (reflects no deduction for fees,
  expenses, or taxes)                               2.52%     6.07%      6.18%
--------------------------------------------------------------------------------
  80% Merrill Lynch Corporate/Government Master
  Bond Index/20% Citigroup Non-U.S.$ World
  Government Bond Index (fully-hedged) (reflects
  no deduction for fees, expenses, or taxes)        3.15%     5.89%      6.39%
--------------------------------------------------------------------------------

THE BOND FUND'S RETURNS REFLECT THE AVERAGE ANNUAL COMPOUNDED RETURN OVER THE PERIOD INDICATED THAT WOULD EQUATE AN INITIAL AMOUNT INVESTED IN SHARES OF THE BOND FUND TO THE ENDING REDEEMABLE VALUE OF SUCH SHARES, ASSUMING THAT ALL DIVIDENDS AND DISTRIBUTIONS BY THE BOND FUND WERE REINVESTED AT NET ASSET VALUE. THE PERFORMANCE DATA QUOTED REPRESENTS PAST PERFORMANCE, AND THE INVESTMENT RETURN AND PRINCIPAL VALUE OF AN INVESTMENT IN THE BOND FUND WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The after-tax return figures are calculated using the highest individual federal income tax rates in effect at the time of each distribution. They do not reflect the impact of state and local taxes. Your after-tax return will depend upon your individual tax situation and may differ from the figures shown here. The after-tax return information does not apply to tax-deferred accounts (such as IRAs) because these accounts are not subject to current taxes.

The Merrill Lynch Corporate/Government Master Bond Index is a commonly used index that measures the performance of the broad U.S. dollar investment grade debt universe, excluding mortgage and asset-backed securities (in which the Bond Fund may invest). The Citigroup Non-US Dollar World Government Bond Index (fully hedged) (previously the Salomon Brothers Non-US Dollar World

Government Bond Index (fully hedged)) is a commonly used index that is comprised of government bonds from 21 foreign countries with maturities of greater than one year. To more fully reflect the Bond Fund's current investment strategy, a benchmark index with an 80% weighting in the Merrill Lynch Corporate/Government Master Bond Index and a 20% weighting in the Citigroup Non-US Dollar World Government Bond Index (fully hedged) is shown. Neither of these indices measures the performance of mortgage-backed securities or the bond markets in developing countries, in which the Bond Fund may invest.

PAST PERFORMANCE (BEFORE AND AFTER TAXES) IS NO GUARANTEE OF FUTURE RESULTS.

FEES AND EXPENSES

The tables below describe the fees and expenses that you may pay if you buy and hold shares of the Bond Fund:

--------------------------------------------------------------------------------
  STOCKHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)

--------------------------------------------------------------------------------
  Maximum Sales Load Imposed on Purchases                                   None
--------------------------------------------------------------------------------
  Maximum Sales Load Imposed on Reinvested
  Dividends (and other Distributions)                                       None
--------------------------------------------------------------------------------
  Maximum Deferred Sales Load                                               None
--------------------------------------------------------------------------------
  Redemption Fees                                                           None
--------------------------------------------------------------------------------
  Exchange Fees                                                             None
================================================================================

--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (EXPENSES DEDUCTED FROM THE BOND FUND'S ASSETS)

--------------------------------------------------------------------------------
  Management Fees                                                          0.60%
--------------------------------------------------------------------------------
  Distribution and Service (12b-1) Fees                                    None
--------------------------------------------------------------------------------
  Other Expenses                                                           0.60%
---------------------------------------------------------------------------=====
  Total Fund Operating Expenses                                            1.20%
================================================================================

EXAMPLE

The example below is intended to help you compare the cost of investing in the Bond Fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the Bond Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Bond Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on the above assumptions, your costs would be:

--------------------------------------------------------------------------------
                                           1 year   3 years   5 years   10 years
--------------------------------------------------------------------------------
                                           $  126   $   392   $   679   $  1,495
================================================================================

ADDITIONAL INFORMATION ABOUT THE FUNDS' INVESTMENT STRATEGIES AND RISKS

OTHER INVESTMENTS: In addition to the types of investments discussed under PRINCIPAL STRATEGIES, the Value Fund and the Growth Fund may invest in cash equivalents, exchange-traded funds and other investment companies, American Depository Receipts (ADRs), Rule 144A securities, initial public offerings
(IPOs), secondary offerings, warrants, corporate debt and convertible securities. The Value Fund also may invest in Real Estate Investment Trusts ("REITs"). The Growth Fund also may invest in privately held companies. The Equity Fund may invest in cash equivalents, ADRs, exchange traded funds and other investment companies, Global Depository Receipts (GDRs), International Depository Receipts (IDRs), Rule 144A securities, warrants, IPOs, secondary offerings and convertible securities. The Bond Fund may invest in cash equivalents, Rule 144A securities, municipal debt, preferred stock, convertible bonds, indexed securities and exchange-traded funds and other investment companies.

THE S&P SMALLCAP 600/CITIGROUP VALUE INDEX (VALUE FUND ONLY): The Value Fund will maintain a risk and return profile similar to that of the S&P SmallCap 600/Citigroup Value Index (previously known as the S&P SmallCap 600/Barra Value Index). This index contains a selection of stocks from the S&P SmallCap 600 Index, which is composed of 600 U.S. stocks with market capitalizations of $300 million to $1 billion that meet certain investability and financial viability standards. Standard & Poor's Corporation and Citigroup cooperate to employ seven growth and value factors to divide the market value of the stocks in the S&P SmallCap 600 Index approximately equally between growth and value. The S&P SmallCap 600/Citigroup Index is composed of those stocks in the S&P SmallCap 600 Index that are determined by this method to be value stocks. Stocks with a high composite value score receive a 100% weighting in the value index. Stocks with a mixed score receive a partial weighting.

NASDAQ 100 INDEX (GROWTH FUND ONLY): The Growth Fund will maintain a risk and return profile similar to that of the NASDAQ 100 Index. The NASDAQ 100 Index is a modified capitalization-weighted index that measures the performance of the 100 largest non-financial domestic and foreign companies listed on the National Market tier of the NASDAQ Stock Market, Inc. (NASDAQ). These companies have a market capitalization that, as of January 13, 2006, ranged from $3.5 billion to $280 billion. Criteria for companies in the NASDAQ 100 Index include an average daily trading volume of at least 100,000 shares and a "seasoning" requirement (generally, having been listed on a market for at least two years). The NASDAQ 100 Index was created in 1985.

SECTOR CONCENTRATION (VALUE FUND AND GROWTH FUND ONLY): The Value and Growth Funds expect to concentrate their investments in particular industry sectors to the extent necessary to meet their objectives. The risk of concentrating the Funds' investments in issuers that conduct business in the same sector is that the Funds will be more susceptible to the risks that are associated with that sector than a fund that does not concentrate its investments. For example, as of January 13, 2006, 61.36% of the value of the stocks underlying the NASDAQ 100 Index was concentrated in companies in the information technology sector, which has shown relatively high volatility in price performance.

FOREIGN COUNTRY RISKS (GROWTH FUND, EQUITY FUND AND BOND FUND ONLY): The risks that accompany investing in foreign issuers, which may include political, social and economic instability, regulatory differences between the U.S. and foreign markets and less liquidity.

IPOS (VALUE FUND, GROWTH FUND AND EQUITY FUND ONLY): The Value, Growth and Equity Funds may invest in initial public offerings (IPOs), including secondary offerings of newly public companies. Most IPOs involve a high degree of risk not normally associated with offerings of more seasoned public companies. Many IPOs are smaller firms with less experienced management, limited product lines, undeveloped markets and limited financial resources. They may also be dependent on certain key managers and third parties, need more personnel and other resources to manage growth and require significant additional capital. In addition, the risks associated with investing in companies in the early stages of product development are greater than those associated with more established companies because the concepts involved are generally unproven, the companies have little or no track record, and they are more vulnerable to competition, technological advances and changes in market and economic conditions. For foreign IPOs, the risks may be more significant when combined with the risks of investing in developed and emerging markets.

In addition, investors in IPOs can be affected by substantial dilution in the value of their shares, by sales of additional shares and by concentration of control in existing management and principal shareholders. Stock prices of IPOs can also be highly unstable, due to the absence of a prior public market, the small number of shares available for trading, and limited investor information. Access to IPO investments is extremely competitive, and the Funds may be unable to purchase IPOs at the offering price. The price of IPO shares in the secondary market may greatly exceed the offering price, making it more difficult for the Funds to realize a profit.

DEBT SECURITIES (BOND FUND ONLY): The Bond Fund may invest in investment grade U.S. and international debt securities and obligations rated at least Baa3 and BBB- by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P"). Up to 20% of the Bond Fund's assets may also be invested in debt of lesser quality, emerging market debt, preferred stock, and convertible bonds. Since Moody's and S&P do not provide credit ratings for many international bonds, the Bond Fund may invest in unrated bonds of comparable quality to the rated bonds described above. Ratings attempt to evaluate the safety of the principal and interest payments on a bond, but not the risk of a decline in its market value. Ratings are also subject to change and may fail to reflect recent events in a timely manner. For a description of specific bond, preferred stock and municipal debt ratings, see Appendix A of the STATEMENT OF ADDITIONAL INFORMATION.

Bonds rated lower than Baa3 and BBB-, commonly referred to as "junk bonds," are riskier than higher grade bonds. Junk bonds are generally unsecured and are often subordinated to other obligations of the issuer, and the issuers of such bonds usually have high levels of indebtedness. Junk bonds may also be redeemable by the issuer, causing the holder to replace the bond with a lower yielding security in a declining interest rate environment. Investment in these securities may make achievement of the Bond Fund's investment objective more dependent on the Adviser's credit analysis than is the case for higher-rated securities. An economic downturn or rise in interest rates is likely to have a greater negative effect on this market and on the ability of issuers to repay principal and interest, meet projected business goals and obtain additional financing than on higher-rated securities. It may also result in a higher incidence of default than with higher-rated securities. The market for junk bond securities is typically thinner and less active than for higher-rated securities, resulting in price volatility and limited liquidity. Adverse publicity and investor perceptions may further decrease the value and liquidity of junk bond securities. In addition, because of their price volatility and limited liquidity, junk bond securities may be more difficult to value accurately.

MORTGAGE-BACKED SECURITIES (BOND FUND ONLY): The debt securities in which the Bond Fund may invest include mortgage-backed securities. Mortgage-backed securities include mortgage pass-through securities, collateralized mortgage obligations ("CMOs"), commercial mortgage-backed securities, stripped mortgage-backed securities ("SMBS") and other securities that directly or indirectly represent a participation in, or are secured by and payable from, mortgage loans on real property. The value of some mortgage-backed securities may be particularly sensitive to changes in prevailing interest rates. Early repayment of principal on some mortgage-backed securities may expose the Bond Fund to a lower rate of return upon reinvestment of principal. When interest rates rise, the value of a mortgage-backed security generally will decline; however, when interest rates are declining, the value of mortgage-backed securities with prepayment features may not increase as much as other fixed income securities. The rate of prepayments on underlying mortgages will affect the price and volatility of a mortgage-backed security, and may shorten or extend the effective maturity of the security beyond what was anticipated at the time of purchase. If unanticipated rates of prepayment on underlying mortgages increase the effective maturity of a mortgage-backed security, the volatility of the security can be expected to increase. The value of mortgage-backed securities also may fluctuate in response to the market's perception of the creditworthiness of their issuers. Additionally, although mortgages and mortgage-backed securities are often supported by some form of government or private guarantee and/or insurance, there is no assurance that these guarantors or insurers will meet their obligations.

One type of SMBS has one class receiving all of the interest from the mortgage assets (the interest-only or "IO" class), while the other class will receive all of the principal (the principal only or "PO" class). The yield to maturity on an IO class of a mortgage-backed security is extremely sensitive to the rate of principal payments (including prepayments) on the underlying mortgage assets and a rapid rate of principal payments may have a material adverse effect on the yield to maturity and market value of these securities.

CMOs are backed by different classes of securities or tranches. These classes can vary by mortgage prepayment risk, average maturity, interest rate and risk level. The CMOs in which the Bond Fund may invest include floater, inverse floater and inverse IO CMOs. Floater CMOs have coupons that reset periodically to reflect changing interest rates. Inverse floater CMOs leverage the properties (duration and convexity) of the underlying fixed-rate mortgage securities. Inverse IO CMOs are similar to inverse floaters, but like IOs pay no principal. The Bond Fund also may invest in Z-bond, PAC, TAC and sequential CMOs. For a further description of these CMOs and their risks, please see the STATEMENT OF ADDITIONAL INFORMATION.

DEBT SECURITIES (VALUE FUND AND GROWTH FUND ONLY): The Value and Growth Funds may invest up to 5% of their assets in U.S. dollar-denominated debt securities of U.S. as well as foreign corporations that may or may not be investment grade. The Value and Growth Funds may also invest in unrated bonds. For example, the Growth Fund may purchase an unrated debt instrument of a privately held company. For a description of the risks involved in investing in lower rated and unrated bonds, please see the STATEMENT OF ADDITIONAL INFORMATION.

U.S. GOVERNMENT SECURITIES: The Funds may invest in various types of U.S. government securities, including those issued by U.S. government-sponsored entities. Although these issuers may be chartered or sponsored by Acts of Congress, their securities are not funded by Congressional appropriations and are neither issued nor guaranteed by the U.S. Treasury or U.S. government. For a further description of these securities and their risks, please see the STATEMENT OF ADDITIONAL INFORMATION.

CASH EQUIVALENTS: The Value and Growth Funds may invest in cash equivalents, such as short-term U.S. government securities, bank debt, commercial paper, and repurchase agreements, which mature in one year or less. The Equity and Bond Funds may invest in cash equivalents, such as short-term U.S. and foreign government securities, bank debt, commercial paper, and repurchase agreements, which mature in one year or less. Typically, the Funds will maintain a low weighting in cash equivalents to fund redemptions, cover expenses and meet other liquidity needs. The Funds may also overweight cash equivalents pending investment and for defensive purposes. The Funds will invest in higher quality cash equivalents, with a credit quality comparable to that indicated by a commercial paper rating of at least Prime-3 by Moody's or at least A-3 by S&P. If the Funds acquire securities that are not rated by Moody's or S&P, the Adviser will determine if the securities are of comparable quality. For a description of specific commercial paper ratings, see Appendix A of the STATEMENT OF ADDITIONAL INFORMATION.

DEFENSIVE STRATEGY (BOND FUND ONLY): When the Adviser is concerned about the outlook for the global bond markets, the Bond Fund may invest up to 100% of its assets in U.S. and international cash equivalents. The Bond Fund's investment objective may not be achieved when the Bond Fund is invested in this manner.

HEDGING TRANSACTIONS: The Value Fund and the Growth Fund can buy and sell put and call options, futures contracts, options on futures contracts and swaps on individual stocks and stock indices. The Value Fund and the Growth Fund may use the hedging transactions to help protect the Value and Growth Funds from adverse changes in stock prices or market conditions, or as a substitute for an underlying security or group of securities. For example, the Adviser may buy Russell 2000 Index put options for the Value Fund or NASDAQ 100 put options for the Growth Fund if it believes the domestic stock market is at risk of declining. The Adviser could also buy or sell options on indices to reduce the risk of adverse price movements while investing cash received when investors buy shares. The use of these types of instruments may serve to facilitate trading and reduce transaction costs for the Value Fund and the Growth Fund.

--------------------------------------------------------------------------------
THE EQUITY FUND AND THE BOND FUND MAY ENGAGE IN THE FOLLOWING TYPES OF HEDGING
TRANSACTIONS:

                                                         Equity Fund   Bond Fund
--------------------------------------------------------------------------------
   Forward foreign currency exchange contracts                X            X
--------------------------------------------------------------------------------
   Put and call options, futures contracts, and options
   on futures contracts on foreign currencies and stock
   indices                                                    X
--------------------------------------------------------------------------------
   Put and call options, futures contracts, and options
   on futures contracts on foreign currencies and debt
   securities                                                              X
--------------------------------------------------------------------------------
   Interest rate and foreign currency swaps and related
   caps, floors and collars                                                X
================================================================================

The Equity and Bond Funds may use hedging transactions:

o to help protect the Equity Fund from adverse changes in currency exchange rates and market conditions, and the Bond Fund from adverse changes in currency exchange and interest rates, and
o     as a substitute for an underlying securities or currency position.

The Equity Fund and the Bond Fund may also conduct foreign currency exchange transactions at the rate prevailing on the foreign currency exchange markets (i.e., on a spot basis).

In a typical hedging transaction, the Equity Fund or the Bond Fund might hedge the foreign currency risk associated with a particular investment with a forward contract. The Equity Fund might use stock index options, stock index futures contracts or options on a stock index futures contract to hedge the risk of a stock market correction or to serve as a substitute for an equity position. The Bond Fund might use options, futures contracts or options on futures contracts on debt securities to hedge the risk of interest rate increases or to serve as a substitute for a debt position.

The Equity Fund may engage in currency hedging to help protect its international stock investments from the risk of a strong dollar despite its current 0% hedged benchmark.

The Bond Fund intends to hedge up to 100% of its foreign currency exposure to help manage the risk of currency fluctuations and currently follows a 100% hedged benchmark.

The Funds are not required to use hedging transactions to seek their investment objectives. All of the Funds have placed certain limits on their hedging transactions, which must not be used for speculative purposes.

All of the Funds' hedging transactions involve special risks. If the Adviser uses a hedging instrument at the wrong time or incorrectly judges market conditions, the hedging strategy may prevent the Funds from realizing some potential gains. The Funds could also experience losses if, among other things:

o The prices of their forwards, futures and options positions are not correlated with their other investments,
o The Adviser is unable to close out a position because of an illiquid market, or
o The counterparty (the party on the other side of the transaction) fails to complete a transaction.

FOREIGN SECURITIES: The Funds' investments in foreign issuers are subject to special risks. These include:

o     Lack of accurate public information,
o     Different accounting standards,
o Less governmental regulation and supervision of issuers, markets and brokers,
o     Higher transaction costs, less liquidity, and higher price volatility, and
o The possibility of expropriation, confiscatory taxation, exchange restrictions, limitations on the removal of assets, and political or economic instability.

The risks described above are more severe for securities of issuers located in countries having developing or emerging markets. These countries tend to have less mature economies and less stable political systems. They may have restrictions on foreign ownership or the repatriation of assets. In addition, the securities markets of emerging market countries tend to have more volatility, less liquidity, higher transaction costs, less sophisticated settlement practices and less regulatory protection for investors than their developed country counterparts.

Dividends and interest payable on the Equity and Bond Funds' foreign investments may be subject to foreign withholding taxes that reduce the net amount of income available for distribution to the Equity and Bond Funds' stockholders. The U.S. has signed tax treaties with certain countries that lower the tax on U.S. taxpayers.

CURRENCY EXCHANGE RATES (EQUITY FUND AND BOND FUND ONLY): Changes in currency exchange rates may increase or decrease the value of the Equity Fund's and the Bond Fund's international assets. An increase in the U.S. dollar relative to a foreign currency could result in a substantial decline in the U.S. dollar value of the Equity and Bond Funds' investments denominated in that currency. The Adviser can use certain hedging techniques to help minimize this risk. However, there is no guarantee that the Adviser will use these techniques or that they will fully protect the Equity and Bond Funds against adverse changes in exchange rates. Moreover, to the extent hedging transactions are used to reduce currency risks, the Equity and Bond Funds will not benefit from increases in the value of the currencies of the countries in which the Equity and Bond Funds invest.

The Equity and Bond Funds may incur costs in connection with conversions between various currencies, since foreign exchange dealers will typically offer to buy and sell a foreign currency at different rates. Fluctuations in exchange rates may also affect the Equity and Bond Funds' income distributions. For example, if foreign exchange losses exceed other investment company taxable income during a taxable year, the Equity and Bond Funds might not be able to or might determine not to make any further ordinary income distributions. The Equity and Bond Funds might also recharacterize ordinary income distributions made before the losses were realized as a return of capital to stockholders. This would reduce each stockholder's cost basis in his Equity and Bond Funds' shares for U.S. tax purposes.

EXCHANGE TRADED FUNDS: The Funds may invest in exchange traded funds, commonly called ETFs. These funds are investment companies, like the Funds, that typically invest in portfolios of securities that are designed to track the performance of various securities indices. Like the Funds, ETFs charge management fees and other expenses, which would be in addition to the fees and expenses charged by the Funds. Unlike the shares of the Funds, the shares of ETFs are traded on stock exchanges and can be bought and sold throughout the trading day at market prices that may be below, at, or above the net asset value of the ETFs. The Funds will pay brokerage commissions when they buy and sell ETF shares and may incur additional costs as a result of the differences, or "spreads," between the bid and asked price for the shares. An active trading market for an ETF's shares may not develop or be maintained, particularly in the case of ETFs that are based on narrow or little-followed indices, such as those representing the stock markets of specific foreign countries or specific U.S. industry sectors. Trading in an ETF's shares may also be halted from time to time in accordance with exchange rules.

REAL ESTATE INVESTMENT TRUSTS ("REITS") (VALUE FUND ONLY): The Value Fund may invest in Real Estate Investment Trusts, commonly referred to as REITs. REITs are investment trusts designed to pool investor monies to invest in real estate or loans secured by real estate. Investment in REITS exposes the Value Fund to certain risks, including changes in real estate values, interest rates, occupancy rates and government regulations, and economic downturns.

NON-DIVERSIFICATION: The Funds are non-diversified funds. This means each Fund may hold more concentrated positions in the securities of a single issuer than it could if it was a diversified fund under the Investment Company Act. Concentrated positions in the securities of a single issuer expose a Fund to a greater risk of loss from declines in the prices of these securities.

VOLATILITY OF ASSET SIZE: The Adviser's clients currently hold substantially all of the Funds' shares. As a result, the Funds' assets may increase or decrease by a significant amount whenever the Adviser decides to buy or sell Fund shares on behalf of its clients. However, the fact that substantially all of the Funds' stockholders are clients of the Funds' Adviser may make it easier for the Adviser to manage the Funds' cash flow. Any significant decline in the Funds' assets will likely increase the Funds' expenses as a percentage of their net assets. Moreover, to meet the redemption requests of the Adviser's clients, the Funds may need to liquidate portfolio positions and realize gains and losses at inopportune times for non-redeeming stockholders. Higher portfolio turnover also results in greater brokerage and other transaction costs. The Funds will not notify stockholders of any changes in the Funds' net assets, regardless of what caused the changes.

SHORT-TERM TRADING: The Funds may engage in short-term trading if the Adviser believes the sale of securities held for a short period is advisable. Higher portfolio turnover results in increased brokerage costs and may increase volatility of a Fund. In addition, a higher portfolio turnover rate may generate short-term capital gains that could be subject to ordinary income tax.

INVESTMENT OBJECTIVES AND POLICIES: The Board of Directors may change the Funds' investment objectives and non-fundamental policies without stockholder approval. Please see the STATEMENT OF ADDITIONAL INFORMATION for a list of fundamental policy restrictions that may be changed only with the approval of a majority of stockholders.

DISCLOSURE OF PORTFOLIO HOLDINGS: A description of the Funds' policies and procedures with respect to the disclosure of the Funds' portfolio securities is available in the Funds' STATEMENT OF ADDITIONAL INFORMATION.

A FINAL NOTE ON RISK: Since the Funds' assets will fluctuate in value, you can lose money by investing in the Funds. When you redeem shares of the Funds, they may be worth more or less than your original investment. Moreover, there is no guarantee that the Funds will achieve their investment objectives. The Value Fund and the Growth Fund began operations on May 30, 2001 and have only a limited operating history. You should consult with your financial and other advisers regarding the suitability of these investments for your own particular circumstances.

FUND MANAGEMENT

THE ADVISER: Bailard, Inc., located at 950 Tower Lane, Suite 1900, Foster City, California 94404 is the investment adviser (the "Adviser") for the Funds. The Adviser actively manages the Funds' investments and handles the day-to-day operations of the Funds, subject to policies established by the Board of Directors.

The Adviser has been managing money for institutions and wealthy families since 1971. The Adviser had approximately $1.7 billion in assets under management as of December 31, 2005 and offers separate account and commingled fund strategies to qualified investors. In addition to the Funds, the Adviser offers cash management, domestic bond and domestic stock strategies on a separate account basis. The Adviser also manages two private real estate investment trusts, a private exchange fund, and a private hedge fund.

PORTFOLIO MANAGERS: Rosemary Macedo has been primarily responsible for the day-to-day management of the Equity Fund since November 1995. Ms. Macedo joined the Adviser in 1992 with responsibility for quantitative research. She became a Senior Vice President of the Adviser in 1995.

Arthur A. Micheletti and Eric P. Leve are co-portfolio managers of the Bond Fund. Mr. Micheletti has been the senior investment strategist and a portfolio manager for the Bond Fund since June 1992. Mr. Micheletti has been with the Adviser and has managed international and domestic debt portfolios since 1981. Mr. Micheletti has been a Senior Vice President and the Chief Economist of the Adviser since 1992. Mr. Leve has been with the Adviser since June 1987 and joined the Bond Fund's portfolio management team as a portfolio analyst in October 1997. In April 2000, Mr. Leve was appointed a Senior Vice President of the Adviser with portfolio management responsibilities for both domestic bond and international bond management.

Sonya Thadhani, CFA, has been primarily responsible for the management of the Growth Fund since March 2005. Ms. Thadhani served on the portfolio management team that managed the Growth Fund from August 2003 to March 2005. She joined the Adviser's domestic equity management team as an equity analyst in 1994. Ms. Thadhani became a Senior Vice President of the Adviser in 2002.

Thomas J. Mudge III, CFA, a Senior Vice President of the Adviser and part of the Adviser's domestic equity management team since 1987, is primarily responsible for the day-to-day management of the Value Fund.

The STATEMENT OF ADDITIONAL INFORMATION provides additional information about the portfolio managers' compensation, other accounts managed by the portfolio manager, and the portfolio managers' ownership of shares of the Funds, if any.

ADVISORY FEES: For the fiscal year ended September 30, 2005, the Equity Fund paid the Adviser an advisory fee of 0.95% of its average daily net assets, the Growth Fund paid the Adviser an advisory fee of 0.75% of its average daily net assets, the Value Fund paid the Adviser an advisory fee of 0.75% of its average daily net assets, and the Bond Fund paid the Adviser an advisory fee of 0.60% of its average daily net assets. The advisory fee rates are set forth in the Investment Management Agreement between the Funds and the Adviser.

RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT: A discussion regarding the basis for the Board of Directors' approval of the Funds' Investment Management Agreement is available in the Funds' March 31, 2005 Semi-Annual Report to stockholders.

PRICING OF FUND SHARES

Each Fund's net asset value per share, also referred to as "NAV," is the price of a single share of the Fund. Purchases, redemptions and exchanges of shares are made at the next NAV calculated after the Funds' transfer agent, or an authorized broker or its designee, has received your purchase or redemption request in good order.

The Funds value securities for which market quotations are readily available at their current market value. The NAV is determined by dividing the total market value of each Fund's assets, less its liabilities, by the number of its shares outstanding. The NAV is calculated as of the close of the New York Stock Exchange ("NYSE") (generally 4:00 p.m. Eastern Time) on each day the NYSE is open for trading. The NAV is not calculated on days when the NYSE is closed.

If market quotations are not readily available, including circumstances in which a significant event would indicate that the market quotation of a security is not reliable, securities are valued at fair value as determined in good faith in accordance with procedures approved by the Funds' Board of Directors. Such circumstances include, but are not limited to, suspensions of trading, war, natural disasters, government actions, significant market fluctuations (such as those caused by the release of news that significantly affects the price of foreign securities after the foreign markets for those securities have closed), corporate actions and announcements, regulatory developments and litigation. In such circumstances a Fund may consider a variety of factors in determining the fair value of its securities, which value may differ from market quotations. For example, if a significant event is deemed to affect the price of all securities in a geographic region or a specific country after the close of local markets but before the calculation of a Fund's NAV, the Adviser's Pricing Committee may increase or reduce the price for all of that Fund's securities in that country or region on the basis of price movements in various instruments, including but not limited to, exchange traded funds, currencies, ADRs, closed-end funds or foreign securities traded on other foreign markets. In addition, on days when a market volatility trigger is reached, the prices of the securities held by the Equity Fund will be adjusted by fair value factors provided by a third-party vendor. Fair valuations may reduce the opportunities for short-term traders to exploit, at the expense of a Fund's other stockholders, the possibility that the last readily available market prices are not current.

Investments by the Funds in other mutual funds are valued based on the NAV of the underlying funds, and the prospectuses of such funds explain the circumstances under which those funds will use fair value pricing and the effects of fair value pricing.

The Funds may hold securities that trade on foreign markets that may be open when the NYSE is closed. As a result, the value of a Fund's underlying assets may fluctuate significantly at times when you will not be able to purchase or redeem shares.

HOW TO PURCHASE SHARES

You may purchase shares of the Funds on any day that the NYSE is open. There is no fee charged when you purchase shares directly from the Funds. However, if you use a broker/dealer or other financial intermediary to purchase your shares, the broker/dealer or other financial intermediary may impose a fee. Certain Fund services may not be available to shares held in the name of a broker/dealer or other nominee.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where it is unlawful to make such an offer.

NEW ACCOUNTS: The minimum initial investment in each Fund is $5,000. The minimum initial investment for employees and officers of the Adviser and their relatives, and Directors of the Funds, is $2,000. The Funds reserve the right to waive, reduce or increase the minimum investment for initial and subsequent investments in general or in a specific case.

You may open your account by sending your initial purchase by mail or by wire as referenced below.

BY MAIL: Please complete the Stockholder Application, which may be obtained from Bailard Fund Services, Inc. by calling 800-882-8383, and send it by regular mail to the Funds' transfer agent at:

Bailard Funds
c/o Forum Shareholder Services, LLC
PO Box 446
Portland, ME 04112
or by express, registered or certified mail to:

Bailard Funds
c/o Forum Shareholder Services, LLC
Two Portland Square
Portland, ME 04101

Please also include a check for your initial purchase made payable to the Fund in which you will be investing:

   BAILARD COGNITIVE VALUE FUND
   BAILARD ENHANCED GROWTH FUND
   BAILARD INTERNATIONAL EQUITY FUND
   BAILARD BOND OPPORTUNITY FUND

All checks must be made payable in U.S. dollars and must be drawn on U.S. financial institutions. The Funds do not accept cash or cash equivalents for purchase orders. For instance, you may not pay by money order, cashier's check, bank draft or traveler's check. The Funds also do not accept credit card checks for purchase orders.

BY WIRE: Please contact the Funds' transfer agent directly at 800-541-4366 for instruction on how to wire your initial purchase. Please note that, before wiring your investment, a completed Stockholder Application must be received by the Funds' transfer agent at one of the addresses above.

The wiring instructions for purchases in the Funds are:

Citibank NA
New York, New York
ABA# 021000089
For Credit To:
Forum Shareholder Services, LLC
Account #30576692
Attn: [Name of Bailard Fund in which you will be investing]
  Stockholder's Name: _____________________________
  Account Number: _________________________________

RETIREMENT ACCOUNTS: IF YOU WISH TO ESTABLISH A RETIREMENT ACCOUNT, PLEASE CONTACT BAILARD FUND SERVICES, INC. AT 800-882-8383 TO DISCUSS YOUR OPTIONS AND TO REQUEST THE APPROPRIATE PAPERWORK. PLEASE NOTE THAT THE MINIMUM INITIAL INVESTMENT AMOUNT FOR RETIREMENT ACCOUNTS IS ALSO $5,000.

If a purchase is cancelled because your check or wire transfer does not clear, you will be responsible for any losses the Funds and the Adviser incur. In addition, you may be prohibited or restricted from making future purchases in the Funds.

The Funds reserve the right to refuse any purchases or exchanges, including purchases or exchanges by investors the Funds have identified as short-term traders and purchases or exchanges where such refusal may be required under laws or regulations or under the Funds' anti-money laundering and customer identification and verification policies and procedures. The Funds may also delay processing purchases or exchanges where such delay may be required to collect additional information under the Funds' anti-money laundering and customer identification and verification policies and procedures. If a purchase or exchange is delayed, the investor will receive the net asset value next calculated after the Funds have collected all of the required information. In addition, if the Funds are unable to verify your identity pursuant to their procedures, the Funds reserve the right to close your account in their sole discretion to the extent permitted by law. If your account is closed for any reason, your shares will be valued at the NAV next calculated after the decision is made by the Funds to close your account. Your proceeds will be remitted to you via check, unless your account is frozen at the request of governmental or law enforcement authorities. For more information about the Funds' policy on short-term trades, see FREQUENT PURCHASES, REDEMPTIONS AND EXCHANGES. For more information about the Funds' anti-money laundering program and customer identification and verification policies and procedures, please refer to the STATEMENT OF ADDITIONAL INFORMATION.

ADDITIONAL PURCHASES: The minimum amount for subsequent purchases is $100. You may make additional purchases by mail or by wire by using the addresses and wiring instructions listed in the previous section entitled NEW ACCOUNTS. Please be sure to include your account number on your check or wire whenever making additional purchases.

HOW TO SELL SHARES

You may sell all or a portion of your shares on any day the NYSE is open. If you use a broker/dealer or other financial intermediary to sell your shares, the broker/dealer or other financial intermediary may impose a fee for this service. The Funds' transfer agent will normally send the sale proceeds to you within seven days.

REDEMPTION FEE: IF YOU REDEEM (SELL OR EXCHANGE) YOUR SHARES OF THE EQUITY FUND WITHIN 31 DAYS OF PURCHASE, YOU WILL BE CHARGED A REDEMPTION FEE OF 2.00% BASED ON THE NAV OF THE SHARES REDEEMED. THE REDEMPTION FEE IS CHARGED FOR THE BENEFIT OF REMAINING STOCKHOLDERS AND WILL BE PAID TO THE EQUITY FUND TO HELP OFFSET TRANSACTION COSTS. THE REDEMPTION FEE WILL NOT BE APPLIED TO REINVESTMENTS OF DIVIDENDS OR DISTRIBUTIONS OR TO SHARES HELD IN 401(K) OR 403(B) ACCOUNTS. TO CALCULATE THE HOLDING PERIOD, THE EQUITY FUND WILL ASSUME THAT THE SHARES HELD THE LONGEST IN THE ACCOUNT ARE REDEEMED FIRST. THE EQUITY FUND RESERVES THE RIGHT TO MODIFY THE TERMS OF OR TERMINATE ITS REDEMPTION FEE POLICY AT ANY TIME, WITH PROPER NOTICE TO STOCKHOLDERS. ANY MODIFICATION OR TERMINATION WILL APPLY UNIFORMLY TO ALL STOCKHOLDERS OF THE EQUITY FUND.

Below are your options for redeeming shares. Please note that the Funds' transfer agent must receive any redemption request before 4:00 p.m. Eastern Time in order for the request to be processed that day. Any request received after that time will be processed on the next business day.

BY MAIL: You may redeem shares from your account by mailing your written request directly to the Funds' transfer agent at one of the addresses listed under HOW TO PURCHASE SHARES. Please reference your account number and be sure to have all required signers on the account sign the request. Please note that any written redemption request for an amount exceeding $50,000 requires a signature guarantee. A signature guarantee is also required if you request that the proceeds of your redemption be sent anywhere other than your address or bank of record. For more information on how to obtain a signature guarantee, please refer to the Funds' STATEMENT OF ADDITIONAL INFORMATION or contact the Funds' transfer agent at 800-541-4366.

BY TELEPHONE: If you have elected Telephone Redemption Privileges for your account either by checking the appropriate box on your Stockholder Application or by subsequently adding the service to your account, you may call the Funds' transfer agent directly at 800-541-4366 to request a redemption and have the proceeds sent to your address or bank of record. Redemption requests by telephone must be for at least $1,000 and not exceed $150,000.

Neither the Funds nor their transfer agent will be liable for following telephone instructions that the Funds' transfer agent reasonably believes to be genuine.

If you wish to add Telephone Redemption Privileges to your existing account, please contact the Funds' transfer agent for the appropriate form. Please note that shares held in individual retirement plans or issued in certificate form are not eligible for telephone exchange or redemption privileges.

SYSTEMATIC WITHDRAWAL PLAN: The Systematic Withdrawal Plan lets you withdraw a minimum of $100 on a periodic basis. To request this feature, please check the appropriate box on your Stockholder Application or contact the Funds' transfer agent at the telephone number listed above for the appropriate form. Please note that there is a $2 fee for each withdrawal under this plan. You must have a minimum account size of $10,000 to participate.

YOUR OPTIONS FOR RECEIVING YOUR REDEMPTION PROCEEDS ARE:

BY CHECK: A check will be sent to your address of record unless you indicate otherwise on your request.

BY WIRE: You may request to have your redemption proceeds wired directly to your bank account.

If you are requesting a redemption shortly after a purchase by check was made in your account, the transfer agent may wait until the check clears before processing your request.

If the market value of your account should fall under $1,000, the Funds reserve the right to liquidate your account after providing you with a 30-day written notice.

If the amount you are redeeming exceeds 1% of a Fund's net assets or $250,000 during any 90-day period, the Fund reserves the right to honor your redemption request by distributing readily marketable securities to you instead of cash. You may incur brokerage and other costs in converting to cash any securities distributed.

EXCHANGING SHARES

You can exchange your Fund shares for shares in any other Fund. You may make your exchange request in writing directly to the Funds' transfer agent at either of the addresses listed under HOW TO PURCHASE SHARES. You may also make your request over the telephone by following the procedures described above regarding telephone redemptions. Exchanges may only be made between accounts with identical account registrations.

Exchanges of shares of the Equity Fund within 31 days of purchase will be subject to a 2.00% redemption fee, as discussed under HOW TO SELL SHARES.

Exchanges can only be made in states where shares of the Fund being purchased are qualified for sale, and the dollar amount of an exchange must meet the initial or subsequent minimum investment requirements of the Fund being purchased. The Funds reserve the right to reject any exchange request and to modify or terminate the exchange privilege at any time.

Before making your exchange, please read carefully the prospectus carefully for the Fund in which you will invest. You may request the prospectus by contacting Bailard Fund Services, Inc. at 800-882-8383.

FREQUENT PURCHASES, REDEMPTIONS AND EXCHANGES

Frequent purchases and redemptions or exchanges of a Fund's shares may increase the Fund's volatility and transaction costs and facilitate price arbitrage that benefits short term traders at the expense of long term investors. The Board of Directors has approved policies and procedures with respect to frequent purchases and redemptions or exchanges of the Funds' shares by Fund stockholders. The

Funds disapprove of short-term traders investing in the Funds. The Funds' policies and procedures for discouraging frequent purchases and redemptions or exchanges of the Funds' shares include:

o For the Equity Fund, a redemption fee, as discussed under HOW TO SELL SHARES, is applied to redemptions and exchanges within 31 days of purchase, with the exception of the reinvestment of dividends and distributions and investments by 401(k) and 403(b) participants. Special procedures for the oversight of 401(k) and 403(b) accounts have been adopted.

o When market quotations are not reliable, as when a significant event occurs after the closing of a foreign market, the Funds apply fair valuation procedures, as discussed under PRICING OF FUND SHARES.

o The Funds reserve the right to reject exchanges or purchases of short-term traders based, among other factors, on the size, frequency, timing and apparent purpose of prior trading in Fund shares.

Except as provided above, the Funds' policies and procedures with respect to frequent purchases and redemptions or exchanges are applied uniformly to all stockholders of the Funds.

Although we will seek to block short-term traders we may identify from making additional purchases in the Funds, we do not have the ability to detect or deter all short-term traders, particularly those who invest through intermediaries. Should the Funds distribute through intermediaries the Funds will work with the intermediaries to seek to establish a system for identifying suspicious activity.

STATEMENTS

You will receive a confirmation statement after your initial purchase and after each subsequent purchase or sale in your account. You will also receive a statement after each dividend and capital gain distribution.

DISTRIBUTIONS

Each Fund intends to distribute any net investment income and net realized capital gains to its stockholders. Any net investment income earned is distributed as dividends on an annual basis (generally in December) for the Equity Fund, the Growth Fund and the Value Fund and on a quarterly basis for the Bond Fund. Short-term and long-term capital gains realized from the sale of securities from each Fund's portfolio are distributed annually, generally in December. Gains from investments held by a Fund for one year or less are short-term gains, and if held for over one year are long-term gains.

The amount of net investment income distributed and the characterization of the Funds' distributions for tax purposes may be affected, among other factors, by foreign currency exchange losses.

You have the choice of receiving your distributions from a Fund in cash or having your distributions reinvested in additional shares in your account. If you decide to have your distributions paid to you in cash, you may choose to have the proceeds sent to you by check or wired directly to your bank account. Unless you note otherwise on your Stockholder Application, your distributions will automatically be reinvested in additional shares of the respective Fund.

You may change your distribution option at any time by sending your written request directly to the Funds' transfer agent (addresses listed under HOW TO PURCHASE SHARES). Please allow sufficient time for your request to be processed. The transfer agent must receive your request at least five days before the next distribution record date for it to be effective.

TAXES

For federal income tax purposes, net investment income dividends are generally taxed at the ordinary income rate, although certain qualifying dividends will be taxed at the maximum long-term capital gain rate. Any net realized short-term capital gains are also taxable at the ordinary income rate. Net realized long-term capital gains distributed to you by the Funds are taxed at the long-term capital gain rate regardless of how long you held your shares. All dividends and distributions are taxable to stockholders whether the proceeds are received in cash or reinvested in additional shares. The Funds will inform you of the source and nature of the distributions at the time they are paid.

If you purchase shares shortly before a Fund makes a distribution, the distribution may return some of your initial capital to you in a taxable event. As a result, the Funds do not recommend that you make purchases shortly before a distribution.

When you sell your shares or exchange your Fund shares for shares in another Fund, you may trigger a taxable event depending on the amount of your sale proceeds relative to your initial investment, and how long you held your shares.

In addition, any loss recognized upon the sale of shares held for six months or less will be treated as a long-term capital loss to the extent of any distributions of long-term capital gains during the period the shares were held. Dividends and distributions payable to stockholders of record as of a date in October, November or December of any year will be deemed to have been paid by a Fund and received by stockholders on December 31 if the dividends are paid by the Fund at any time during the following January.

Investors are urged to consult their own tax advisers to determine the effect of an investment in the Funds upon their individual tax situations.

FINANCIAL HIGHLIGHTS

The financial highlights tables are intended to help you understand each Fund's financial performance for the past five fiscal years (or such shorter period as the Fund has been in operation). Certain information reflects financial results for a single Fund share. The total returns in these tables represent the rate that an investor would have earned (or lost) on an investment in each Fund (assuming reinvestment of all dividends and distributions).

This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Funds' financial statements, are included in the Funds' Annual Report, which is available upon request.

BAILARD COGNITIVE VALUE FUND
--------------------------------------------------------------------------------

                                                                FOR THE PERIODS ENDED SEPTEMBER 30
FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD:      2005         2004         2003          2002         2001*
                                                 -------------------------------------------------------------------
Net asset value, beginning of period             $   12.79    $   10.56    $    8.43     $    8.84     $   10.00
                                                 -------------------------------------------------------------------

INCOME FROM INVESTMENT OPERATIONS:

   Net investment income (loss)**                     0.03         0.01        (0.01)         0.01            --#
   Net realized/unrealized gain (loss)
      on investments and foreign currency
      transactions                                    2.08         2.22         2.16         (0.41)        (1.16)
                                                 -------------------------------------------------------------------
TOTAL FROM INVESTMENT OPERATIONS                      2.11         2.23         2.15         (0.40)        (1.16)
                                                 -------------------------------------------------------------------

LESS DISTRIBUTIONS:
   From net investment income                        (0.03)          --        (0.01)        (0.01)           --
   From net realized gains                           (1.28)          --        (0.01)           --            --
                                                 -------------------------------------------------------------------
TOTAL DISTRIBUTIONS                                  (1.31)          --        (0.02)        (0.01)           --
                                                 -------------------------------------------------------------------
Net asset value, end of period                   $   13.59    $   12.79    $   10.56     $    8.43     $    8.84
                                                 ===================================================================

TOTAL RETURN                                         17.14%       21.12%       25.55%        (4.55%)      (11.60%)

RATIOS/SUPPLEMENTAL DATA:
   Net Assets, end of period (millions)          $    86.5    $    73.3    $    77.1     $    57.1     $    61.5
   Ratio of expenses to average net assets            1.09%        1.14%        1.17%         1.11%         1.33%***
   Ratio of net investment income (loss) to
      average net assets                              0.25%        0.06%       (0.07%)        0.07%         0.11%***
   Portfolio turnover rate                              59%          76%          65%           51%           31%

--------------------------------------------------------------------------------

*     From commencement of operations on May 30, 2001.

**    Based on average shares outstanding throughout each period.

#     Amount represents less than $0.01 per share.

***   Ratios for periods less than one year have been annualized.

BAILARD ENHANCED GROWTH FUND
--------------------------------------------------------------------------------

                                                                FOR THE PERIODS ENDED SEPTEMBER 30
FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD:      2005         2004         2003          2002         2001*
                                                 --------------------------------------------------------------------
Net asset value, beginning of period             $    7.89    $    7.33    $    4.80     $    6.50     $   10.00
                                                 --------------------------------------------------------------------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss)**                     0.03        (0.07)       (0.06)        (0.08)        (0.04)
   Net realized/unrealized gain (loss)
      on investments and foreign currency
      transactions                                    0.94         0.63         2.59         (1.62)        (3.46)
                                                 --------------------------------------------------------------------
TOTAL FROM INVESTMENT OPERATIONS                      0.97         0.56         2.53         (1.70)        (3.50)
                                                 --------------------------------------------------------------------

LESS DISTRIBUTIONS:

   From net investment income                        (0.08)          --           --            --            --
                                                 --------------------------------------------------------------------
TOTAL DISTRIBUTIONS                                  (0.08)          --           --            --            --
                                                 --------------------------------------------------------------------

Net asset value, end of period                   $    8.78    $    7.89    $    7.33     $    4.80     $    6.50
                                                 ====================================================================

TOTAL RETURN                                         12.24%        7.64%       52.71%       (26.15%)      (35.00%)

RATIOS/SUPPLEMENTAL DATA:
   Net Assets, end of period (millions)          $   129.3    $    67.2    $    75.0     $    49.7     $    44.9
   Ratio of expenses to average net assets            1.00%        1.11%        1.15%         1.18%         1.40%***
   Ratio of net investment income (loss) to
      average net assets                              0.37%       (0.84%)      (0.97%)       (1.09%)       (1.24%)***
   Portfolio turnover rate                               8%          14%          62%           18%            5%

--------------------------------------------------------------------------------

*     From commencement of operations on May 30, 2001.

**    Based on average shares outstanding throughout each period.

***   Ratios for periods less than one year have been annualized.

BAILARD INTERNATIONAL EQUITY FUND
--------------------------------------------------------------------------------

                                                                 FOR THE YEARS ENDED SEPTEMBER 30
FOR A SHARE OUTSTANDING THROUGHOUT THE YEAR:        2005         2004         2003          2002          2001
                                                 -----------------------------------------------------------------
Net asset value, beginning of year               $    5.79    $    4.79    $    3.70     $    4.27     $    6.69
                                                 -----------------------------------------------------------------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income*                             0.07         0.05         0.06          0.03          0.02
   Net realized/unrealized gain (loss)
      on investments and foreign currency
      transactions                                    1.73         1.00         1.05         (0.60)        (1.83)
                                                 -----------------------------------------------------------------
TOTAL FROM INVESTMENT OPERATIONS                      1.80         1.05         1.11         (0.57)        (1.81)
                                                 -----------------------------------------------------------------

LESS DISTRIBUTIONS:
   From net investment income                        (0.05)       (0.05)       (0.02)--         --         (0.01)
   From net realized gains                              --           --           --#           --         (0.60)
                                                 -----------------------------------------------------------------
TOTAL DISTRIBUTIONS                                  (0.05)       (0.05)       (0.02)--         --         (0.61)
                                                 -----------------------------------------------------------------
Net asset value, end of year                     $    7.54    $    5.79    $    4.79     $    3.70     $    4.27
                                                 =================================================================

TOTAL RETURN                                         31.32%       21.95%       30.12%       (13.35%)      (29.43%)

RATIOS/SUPPLEMENTAL DATA:
   Net Assets, end of year (millions)            $   170.0    $   158.8    $   114.0     $    91.4     $   101.4
   Ratio of expenses to average net assets            1.45%        1.35%        1.37%         1.34%         1.44%
   Ratio of net investment income to
      average net assets                              1.13%        0.92%        1.38%         0.59%         0.44%
   Portfolio turnover rate                              74%          69%          39%           69%           90%

--------------------------------------------------------------------------------

#     Amount represents less than $0.01 per share.

*     Based on average shares outstanding throughout each year.

BAILARD BOND OPPORTUNITY FUND
--------------------------------------------------------------------------------

                                                                FOR THE YEARS ENDED SEPTEMBER 30,
FOR A SHARE OUTSTANDING THROUGHOUT THE YEAR:        2005         2004         2003         2002+          2001
                                                 ----------------------------------------------------------------
Net asset value, beginning of year               $    7.72    $    7.69    $    7.48     $    7.14     $    7.34
                                                 ----------------------------------------------------------------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income*                             0.35         0.30         0.29          0.32          0.50
      Net realized/unrealized gain (loss)
      on investments and foreign currency
      transactions                                   (0.16)       (0.11)        0.08          0.13          0.19
                                                 ----------------------------------------------------------------
TOTAL FROM INVESTMENT OPERATIONS                      0.19         0.19         0.37          0.45          0.69
                                                 ----------------------------------------------------------------

LESS DISTRIBUTIONS:
   From net investment income                        (0.26)       (0.16)       (0.16)        (0.11)        (0.89)
                                                 ----------------------------------------------------------------
TOTAL DISTRIBUTIONS                                  (0.26)       (0.16)       (0.16)        (0.11)        (0.89)
                                                 ----------------------------------------------------------------
Net asset value, end of year                     $    7.65    $    7.72    $    7.69     $    7.48     $    7.14
                                                 ================================================================

TOTAL RETURN                                          2.50%        2.52%        5.06%         6.33%        10.38%

RATIOS/SUPPLEMENTAL DATA:
   Net assets, end of year (millions)            $    44.0    $    57.2    $    64.7     $    77.3     $   103.5
   Ratio of expenses to average net assets            1.20%        1.03%        0.97%         0.89%         0.99%
   Ratio of net investment income to
      average net assets                              4.58%        3.91%        4.11%         4.33%         4.42%
   Portfolio turnover rate                              41%          49%          31%           68%          130%

--------------------------------------------------------------------------------

+ As required, effective October 1, 2001, the Fund adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and changed its method of amortization. The effect of this change for the Fund for the year ended September 30, 2002 on investment income and net realized and unrealized gain and losses was less than $0.01 per share. The effect of the change on the ratio of net investment income to average net assets was a change to 4.33% from 4.31%. Per share, ratios and supplemental data for the periods prior to October 1, 2001 have not been restated to reflect this change in presentation.

*     Based on average shares outstanding throughout each year.

THE FOLLOWING INFORMATION IS AVAILABLE BY REQUEST AT NO CHARGE:

STOCKHOLDER REPORTS

Additional information about the Funds' investments and performance is available in the Funds' Semi-Annual and Annual Reports to stockholders. The Annual Report discusses the market conditions and investment strategies that significantly affected each Fund's performance during its last fiscal year.

STATEMENT OF ADDITIONAL INFORMATION (SAI):

The SAI provides further detail about the Funds' investment policies, risks and operations. It is incorporated by reference into this prospectus and is legally a part of this prospectus.

TO REQUEST THIS INFORMATION OR MAKE ANY ADDITIONAL INQUIRIES PLEASE CONTACT US
AT:

Bailard Fund Services, Inc.
950 Tower Lane, Suite 1900
Foster City, CA  94404-2131

Toll free (800) 882-8383
info@bailard.com

The Funds also make available their prospectus, SAI and annual and semi-annual reports, free of charge, through the Adviser's web site at http://www.bailard.com.

Information about the Funds (including the SAI) may be reviewed and copied at the Securities and Exchange Commission's (SEC) Public Reference Room in Washington, DC. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Reports and other information about the Funds are also available on the EDGAR database on the SEC's Internet site at http://www.sec.gov. Copies of this information may also be obtained after paying a duplicating fee, by sending an email to publicinfo@sec.gov or by writing to: Public Reference Room, Securities and Exchange Commission, Washington, DC 20549-0102.

SEC File Number:  811-06146

Bailard Cognitive Value Fund
Ticker: BBCVX

Bailard Enhanced Growth Fund
Ticker: BBEGX

Bailard International Equity Fund
Ticker: BBIEX

Bailard Bond Opportunity Fund
Ticker: BBIFX

                BAILARD